Exhibit 10.3

VERITEQ ACQUISITION CORPORATION

EMPLOYMENT AND NON-COMPETE AGREEMENT

AGREEMENT made this 28th day of January, 2013, and effective as of September 1, 2012, (the “Effective Date”), by and between the parties to this Agreement (hereinafter individually referred to as “Party” and collectively referred to as “Parties”), VERITEQ ACQUISITION CORPORATION, a Delaware Business Corporation (hereinafter referred to as “VTEQ”), and RANDOLPH K. GEISSLER (hereinafter referred to as “Executive”).

WHEREAS, VTEQ is a leader in innovative healthcare products and applications (the “Business”); and

WHEREAS, Executive has contributed meaningfully in his capacity as President; and

WHEREAS, VTEQ finds it is in its best interest to enhance Executive’s contribution to the Business, to protect its technologies and business relationships, and to engage Executive’s services as President of VTEQ; and

WHEREAS, Executive is willing to accept the fulltime day-to-day role as President of VTEQ.

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth in this Agreement, the Parties agree as follows:

1.            Employment. VTEQ agrees to employ Executive, and Executive agrees to accept such employment by VTEQ, pursuant to the terms and conditions set forth in this Agreement.

2.            Position and Responsibilities. During the term of this Agreement, as defined below, Executive shall serve as President of VTEQ and will perform such duties and exercise such supervision with regard to the business of VTEQ as are associated with such positions, as well as such additional duties as may be reasonably prescribed from time to time by VTEQ’s Board of Directors (the “Board”). Executive agrees to render services to the best of Executive’s ability for and on behalf of VTEQ. Executive agrees to devote as much time as possible, to the best of his ability, his business time to rendering such services on behalf of VTEQ.

3.            Term. Except as otherwise provided in this Section 3 or Section 8(c) of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in force thereafter for a period of two (2) years from the Effective Date. This Agreement shall renew for one (1) year upon mutual written agreement of the Parties. Notwithstanding the foregoing, upon the happening of any of the following events, this Agreement shall terminate (unless otherwise provided herein for a termination after a period of time) and Executive shall cease to be an employee of VTEQ:

(a)	Executive’s resignation upon sixty (60) days advance written notice;

(b)

Executive’s Total Disability upon VTEQ’s election. For purposes of this Agreement, “Total Disability” shall be defined as Executive’s inability, due to illness, accident or any other physical or mental incapacity, to perform Executive’s usual responsibilities performed by Executive for VTEQ prior to the onset of such disability, for one hundred eighty (180) consecutive days during the Term. VTEQ may elect, by written notice to Executive, within thirty (30) days of the end of such period of Total Disability defined above, to terminate Executive’s employment herein;

(c)	the death of Executive; or

(d)

VTEQ terminates this Agreement for cause, with said cause being defined as a conviction of a felony or Executive being prevented from providing services hereunder as a result of Executive’s violation of any law, regulation and/or rule.

(e)

Nothing in this Agreement is intended to limit the rights of VTEQ to terminate this Agreement under applicable bankruptcy laws in the event that VTEQ files for protection under the United States Bankruptcy Code.

4.            Annual Compensation.

(a)	During the Term, Executive shall be entitled to compensation for all services performed by Executive pursuant to this Agreement (“Compensation”) as follows:

(1)

Executive shall be entitled to An annual base salary (the “Base Salary”) of TWO HUNDRED THOUSAND ($200,000.00) DOLLARS per calendar year, payable according to the customary payroll practices of VTEQ for the then current period.

(2)

During the Term, Executive shall be eligible for discretionary incentive bonus compensation and an annual bonus for each calendar year, to be reasonably determined by the Compensation Committee of the Board of Directors.

(3)	Any and all bonuses shall be payable in cash and/or stock per agreement between Executive and Compensation Committee of the Board of Directors.

(4)

VTEQ shall deduct from the Compensation all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state, or local law now in effect or which may become effective at any time during the Term.

(5)

Compensation shall commence within thirty (30) days of VTEQ receiving a capital investment from any third party source in excess of FIVE MILLION ($5,000,000) DOLLARS. First payment of Compensation from VTEQ to Executive shall be retroactive to September 1, 2012, and include any and all sums due and owing to Executive as of date of first payment.

(6)

Executive shall be granted FOUR MILLION, FIVE-HUNDRED THOUSAND (4,500,000) restricted shares of the common stock of VTEQ on January 2, 2013, pursuant to the Restricted Stock Award Agreement between VTEQ and Executive attached hereto as Exhibit “A” and distributable at Executive’s directions. Furthermore, under said Restricted Stock Award Agreement, the shares will vest on the earlier of January 2, 2015, or upon a Change in Control as defined in Section 8(c)(2) of this Agreement.

5.            Fringe Benefits. During the Term, Executive shall be entitled to all fringe benefits (the “Fringe Benefits”) provided to senior executive employees of VTEQ, as reasonably determined by the Compensation Committee of the Board of Directors.

6.            Business and Other Expenses. VTEQ will reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive will comply with all reasonable reporting requirements with respect to business expenses as may be established by VTEQ from time to time.

7.            Additional Benefits. Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits for which salaried employees of VTEQ generally are eligible under any plan or program now or later established by VTEQ on the same basis as similarly situated senior executives of VTEQ. Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions.

8.            Payment Upon Termination of Agreement.

(a)	In the event this Agreement is terminated by Executive’s resignation pursuant to subparagraph (a) or (e) of Section 3 of this Agreement, VTEQ will pay to Executive any and all earned but unpaid Base Salary and earned but unpaid incentive bonus compensation as of the date of termination. VTEQ shall pay such amounts due Executive within ninety (90) days of Executive’s last day of service. In addition, any outstanding stock options and restricted stock held by Executive on Executive’s last day of service shall be forfeited by Executive and no longer exercisable.

(b)

(1)

Subject to the provisions of Section 8(c)(4) below, in the event this Agreement is terminated pursuant to any of subparagraphs (b) through (d) of Section 3 of this Agreement, or if VTEQ terminates this Agreement without cause, VTEQ will, in addition to maintaining the Fringe Benefits through December 31, 2014, pay to Executive the sum of any and all earned but unpaid Base Salary and earned but unpaid incentive bonus compensation as of the date of termination.

(2)

The Termination Compensation shall be paid within ninety (90) days of Executive’s last day of service. In addition, any outstanding stock options and unvested restricted shares held by Executive on Executive’s last day of service pursuant to such termination shall be forfeited and no longer exercisable as of such date of termination.

(c)

(1)

To the extent that during the Term there shall be Change in Control, as hereinafter defined, notwithstanding any term to the contrary in this Agreement, this Agreement shall terminate in which event, the Executive shall be entitled to receive the Change in Control Compensation, as hereinafter defined.

(2)	The term “Change in Control” means the happening of any of the following:

i.

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled generally to vote in the election of the Board (other than the occurrence of any contingency);

ii.

the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, which is consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii.

the effective date of a complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, which in both cases are approved by the stockholders of the Company as may be required by law.

(3)

For all purposes of this Agreement, the Term Change in Control Compensation shall mean the sum of (i) any and all earned but unpaid Base Salary and earned but unpaid bonus compensation as of the date of the Change in Control; and (ii) any discretionary bonus compensation that is reasonably determined by the Compensation Committee. The Change in Control Compensation shall be paid to Executive within thirty (30) days of the Change in Control. In addition, any outstanding stock options and unvested restricted stock held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option.

(4)	For avoidance of confusion, in the event of a Change of Control, the Executive shall be entitled to the Change of Control Compensation and not the Termination Compensation.

9.            Confidential Information.

(a)

Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; shareholders; acquisition candidates; financial condition; clients; customers or other relationships of VTEQ or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of VTEQ or any of its affiliates. Access to and knowledge of the Information is essential to the performance of Executive’s duties under this Agreement. Executive will not, during the Term or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than VTEQ or any of its affiliates. Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of VTEQ or its affiliates, whether made by Executive or otherwise coming into his possession, are confidential and will remain the property of VTEQ or its affiliates.

(b)

Executive will, with reasonable notice during or after the Term, furnish information as may be in his possession and fully cooperate with VTEQ and its affiliates as may be required in connection with any claims or legal action in which VTEQ or any of its affiliates is or may become a party.

10.           Restrictions.

(a)

During the Term, and only to the extent that Executive submits his resignation in accordance with Section 3(a), thereafter for a two (2) year period (the “Restriction Period”), Executive agrees that, without the prior express written approval from the Board, he shall not compete with VTEQ and its affiliates by directly or indirectly engaging in the Business, either directly or indirectly, as an individual, partner, member, corporation, limited liability company, limited liability partnership, officer of a corporation or in any other capacity whatsoever at any location at which VTEQ or its affiliates conducts business and/or provides any services.

(b)

Executive acknowledges that the restrictions contained in this Section 10 of this Agreement, in view of the nature of the activities in which VTEQ and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of VTEQ and its affiliates, and that any violation thereof would result in irreparable injuries to VTEQ and/or its affiliate(s), as the case may be. Executive, therefore, acknowledges that, in the event of the violation of any of these restrictions, VTEQ shall be entitled to obtain from any Court of competent jurisdiction preliminary and permanent injunctive relief, as well as attorney’s fees and costs, damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative, and in addition to any other rights or remedies to which VTEQ may be entitled.

(c)

Executive agrees that the restrictions contained in this Section 10 of this Agreement are an essential element of Executive’s compensation that Executive is granted hereunder and, but for Executive’s agreement to comply with such restrictions, VTEQ would not have entered into this Agreement.

(d)

If any of the restrictions set forth in this Section 10 should, for any reason, be adjudged invalid or unreasonable in any proceeding, then the validity or enforceability of the remainder of such restrictions shall not be adversely affected. If the Restriction Period or the area specified in this Section 10 of this Agreement shall be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such period of time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this Section 10, the Restriction Period shall not run in favor of Executive from the time of commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of VTEQ.

(e)

The terms of this Section 10 shall survive the termination of this Agreement. Executive acknowledges that he can be gainfully employed and still comply with the terms of this Section 10 and that it is not unduly inconvenient to him.

11.          Indemnification.

(a)

Executive shall indemnify, defend and hold VTEQ, its directors, officers, shareholders, employees, servants and agents (collectively " VTEQ Indemnitees") harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from Executive's negligence or willful misconduct, except to the extent caused by VTEQ’s negligence or willful misconduct.

(b)

VTEQ shall indemnify, defend and hold Executive harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney' s fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from VTEQ’s negligence or willful misconduct, except to the extent caused by Executive's negligence or willful misconduct.

(c)

Each of the Parties shall notify the other of any such claim or potential claim covered by any of the above subparagraphs in this section and shall include sufficient information to enable the other Party to assess the facts. Each of the Parties shall cooperate fully with the other Party in the defense of all such claims. No settlement or compromise shall be binding on a Party hereto without its prior written consent, which shall not be unreasonably withheld or delayed.

12.          Remedies.

(a)

In the event of a breach of this Agreement, the non-breaching Party may maintain an action for specific performance against the Party who is alleged to have breached any of the terms of this Agreement. This subparagraph (a) of this Section 12 of this Agreement will not be construed to limit in any manner any other rights or remedies an aggrieved Party may have by virtue of any breach of this Agreement.

13.          Attorney's Representations. Executive acknowledges that VTEQ’s counsel has prepared this Agreement on behalf of and in the course of its representation of VTEQ, and that:

(a)	Executive has been advised to seek the advice of independent counsel; and

(b)	Executive has had the opportunity to seek and has, in fact, received the advice of independent counsel of his choosing.

14.          Notices. Any notices required or permitted by this Agreement or by law to be served on, or delivered to, any Party to this Agreement, shall be in writing and shall be signed by the Party giving or delivering it and sent by courier that guarantees overnight delivery, or by registered or certified mail, return receipt requested, addressed to the Party to whom any communication under this Agreement is to be made. Notice given as provided herein shall be deemed to have been given on the mailing date and, unless otherwise provided herein, shall be effective from that date. Notice shall be sent to the respective Party at the address set forth below. Any Party may change its address for purposes of receiving notices by furnishing notice of such change in the manner set forth above.

If to VTEQ:	VeriTeQ Acquisition Corporation 220 Congress Park Drive Suite 200 Delray Beach, Florida 33445

If to Executive:	Randolph K. Geissler 15665 Medina Road Plymouth, MN 55447

15.          Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

16.          Assignment. This Agreement shall inure to the benefit of and be binding upon VTEQ, its successors and assigns, and Executive. This Agreement, being for the personal services of Executive, shall not be assignable or subject to anticipation by Executive.

17.          Amendments. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by the Parties.

18.          Entire Agreement. This Agreement supersedes all other oral and written agreements between the Parties with respect to the matters contained in this Agreement and, except as otherwise provided herein, this Agreement contains all of the covenants and agreements between the Parties with respect to those matters.

19.          Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, County of Palm Beach. Any terms and conditions of this Agreement which apply to Executive and/or govern Executive’s behavior after Executive’s termination of employment and/or after the termination of this Agreement shall automatically survive the termination of this Agreement.

20.          Consent to Jurisdiction and Venue. The Parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the State of Florida, County of Palm Beach in any litigation arising out of this Agreement.

21.          Captions and Gender. The headings contained in this Agreement are inserted for convenience and reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof, and shall not affect in any way the meaning or interpretation of this Agreement or any provisions hereof. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural and vice versa whenever and as often as may be appropriate.

22.          Counterpart Execution. This Agreement may be executed in two or more counterparts either by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder Left Blank]

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date set forth on the first page of this Agreement.

VERITEQ ACQUISITION CORPORATION

/s/ Allison Tomek
By: Allison Tomek
Corporate Secretary

EXECUTIVE:

/s/ Randolph Geissler
RANDOLPH K. GEISSLER